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                                                                   Exhibit 10.14

                                                                  EXECUTION COPY

                             STOCKHOLDERS AGREEMENT

            AGREEMENT (this "AGREEMENT"), dated as of March 16, 2001, by and among TBM Holdings Inc., a Delaware corporation (the "COMPANY"), J.H. Whitney III, L.P., a Delaware limited partnership ("WHITNEY III"), J. H. Whitney IV, L.P., a Delaware limited partnership ("WHITNEY IV"), Whitney Strategic Partners III, L.P., a Delaware limited partnership ("WHITNEY STRATEGIC" and together with Whitney III and Whitney IV, collectively, the "WHITNEY FUNDS"), LEG Partners, L.P., a Delaware limited partnership ("LEG I"), LEG Partners II, L.P., a Delaware limited partnership ("LEG II"), LEG Partners SBIC, L.P., a Delaware limited partnership ("LEG SBIC"), LEG Partners III SBIC, L.P., a Delaware limited partnership ("LEG III"), LEG Partners Debenture SBIC, L.P., a Delaware limited partnership ("LEG DEBENTURES" and together with LEG I, LEG II, LEG SBIC and LEG III, "GOLUB"), Colt Capital LLC, a Connecticut limited liability company ("COLT") and TBM Capital II, LLC, a North Carolina limited liability company ("TBM CAPITAL" and together with any parties who may from time to time join this Agreement, the "OTHER STOCKHOLDERS"). The Whitney Funds, Golub, Colt and the Other Stockholders are sometimes hereinafter collectively referred to as the "STOCKHOLDERS" and each individually as a "STOCKHOLDER."

                              W I T N E S S E T H :
                               - - - - - - - - - -

            WHEREAS, pursuant to the terms of the Series B Preferred Stock Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of the date hereof, by and among the Company, the Whitney Funds, LEG III and LEG Debentures, (A) the Whitney Funds have purchased from the Company 472,254 shares of 10% Series B Cumulative Convertible Preferred Stock, $.001 par value per share, of the Company (the "SERIES B PREFERRED STOCK") and (B) LEG III and LEG Debentures have collectively purchased from the Company 472,254 shares of Series B Preferred Stock; and

            WHEREAS, the Stockholders believe that it is in the best interest of the Company and the Stockholders that provision be made for the continuity and stability of the business and policies of the Company, and, accordingly, desire to make certain arrangements among themselves with respect to the election of directors of the Company and with respect to certain other matters.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

      SECTION 1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings, and all capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Purchase
Agreement:

            (a) "AFFILIATE" shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person or (ii) in the case of an individual, such
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individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing.

            (b) "ARTICLES OF INCORPORATION" shall mean the Articles of Incorporation of the Company, as amended, as in effect as of the date hereof.

            (c) "BONA FIDE PURCHASER" shall mean any Person (other than a Selling Stockholder's Affiliates) who or which has delivered a good faith written offer to purchase all or any portion of such Stockholder's Shares.

            (d) "COMMON STOCK" shall mean, collectively, the shares of common stock, $.001 par value per share, of the Company and any class or series of common stock of the Company authorized after the date hereof, or any other class or series of stock resulting from successive changes or reclassifications of any class or series of common stock of the Company.

            (e) "CLOSING PRICE" shall mean for any day, with respect to each Share in question, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such Shares are listed or admitted for trading or
(b) if the Shares are not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for the Shares, in either case as reported on the NASDAQ or a similar service if NASDAQ is no longer reporting such information.

            (f) "CONFIDENTIAL INFORMATION" shall mean information of a confidential nature created, discovered, prepared or otherwise developed by the Company or any of its Subsidiaries, which is generally unavailable to the public and has a material economic value in the business in which the Company or any of its Subsidiaries is engaged. Such Confidential Information includes, but is not limited to, customer and supplier lists, pricing, marketing and sales strategies, employee and consultant rosters and other business or financial information developed by or disclosed to the Company or any of its Subsidiaries, which has actual or potential economic value to the Company or any of its Subsidiaries.

            (g) "CURRENT MARKET PRICE" shall mean, with respect to a Share on any date, (i) the average of the daily Closing Prices per Share for the 10 consecutive trading days commencing 15 trading days before such date, or (ii) if on any such date the Shares are not listed or admitted for trading on any national securities exchange or quoted by NASDAQ or a similar service, then as determined in good faith by the Board of Directors of the Company.

            (h) "DISPOSE" or "DISPOSITION" (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Stockholder's Shares, and (ii) any agreement, contract or commitment to do any of the foregoing.

            (i) "ENCUMBRANCE" or "ENCUMBER" shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on


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voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

            (j) "EQUITY EQUIVALENTS" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of the Company and any rights to acquire the foregoing, including, without limitation, any rights to acquire securities exercisable for, convertible into or exchangeable for the foregoing.

            (k) "INSTITUTIONAL INVESTOR" shall mean the Whitney Funds, Golub and Colt and their respective successors and assigns.

            (l) "PERMITTED TRANSFEREES" shall mean in the case of (i) Whitney Funds, the Affiliates, partners, managing directors and principals and retired partners, managing directors and principals of each of Whitney Funds or Whitney, the estates and family members of any such Persons and of their spouses, and any trusts for the benefit of any of the foregoing Persons, (ii) Golub, the Affiliates, partners, managing directors and principals, partners and retired partners, managing directors and principals of Golub, the estates and family members of any such Persons and of their spouses, and any trusts for the benefit of any of the foregoing Persons, (iii) in the case of Colt, the Affiliates, members and managers and retired members and managers, the estates and family members of any such Person and of their sponsor and any trusts for the benefit of any of the foregoing Persons, (iv) in the case of the Other Stockholders who are not trusts, the estates and family members of such Stockholder, and any trusts for the benefit of the foregoing Persons, and (v) in the case of the Other Stockholders who are trusts, the estates and family members of such trusts beneficiaries, and any other trusts for the benefit of such beneficiaries; provided, however, that in each case such Person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement.

            (m) "PERSON" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

            (n) "PREFERRED STOCKHOLDERS" shall mean the Whitney Funds, Golub and their respective successors and assigns.

            (o) "QUALIFIED PUBLIC OFFERING" shall mean the underwritten public offering by the Company or any of its Subsidiaries of its Common Stock pursuant to a registration statement (other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities
Act) that has been filed under the Securities Act and declared effective by the Commission in which the Company or any of its Subsidiaries receives at least $20,000,000 of net cash proceeds, with a per share price equal to 3 multiplied by the per share Liquidation Preference, as defined in the Certificate of Designation (subject to appropriate adjustments for any dividends, subdivisions, combinations or reclassifications of the Common Stock); provided, however, that
(x) for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be a Qualified Public Offering, and (y) for purposes of Section 2A hereof,

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Qualified Public Offering shall mean any underwritten public offering, without consideration to the amount of net cash proceeds which are received by the Company and its Subsidiaries.

            (p) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

            (q) "SHARES" shall mean, with respect to any Stockholder, (i) all shares of capital stock of the Company, including, without limitation, Common Stock and Series B Preferred Stock, held at any time by such Stockholder, (ii) any option, warrant, or other right held at any time by any Stockholder, exercisable for shares of capital stock of the Company, and (iii) any security, including, without limitation, Series B Preferred Stock, held at any time by such Stockholder, convertible or exchangeable for capital stock of the Company.

            (r) "STOCKHOLDER" shall mean each Person so identified in the preamble hereto and shall include any other Person who agrees in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement and all Permitted Transferees thereof.

            (s) "SUBSIDIARIES" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or to Subsidiaries thereof.

            (t) "WHITNEY" shall mean Whitney & Co.

      SECTION 2. PREEMPTIVE RIGHTS.

            (a) If at any time the Company wishes to issue any Equity Equivalents to any Person or Persons, the Company shall promptly deliver a notice of its intention to sell (the "COMPANY'S NOTICE OF INTENTION TO SELL") to each Institutional Investor (collectively, the "ELIGIBLE STOCKHOLDERS") setting forth a description of the Equity Equivalents to be sold, the proposed purchase price thereof and terms of sale. Upon receipt of the Company's Notice of Intention to Sell, each Eligible Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the Company's Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of
(i) a fraction, the numerator of which is such Eligible Stockholder's aggregate ownership of Equity Equivalents (calculated on a fully-diluted basis) and the denominator of which is the number of such Equity Equivalents held by all Eligible Stockholders (calculated on a fully-diluted basis), multiplied by (ii) the number of Equity Equivalents to be issued. Such election is to be made by the Eligible Stockholders by written notice to the Company within 15 days after receipt by the Eligible Stockholders of the Company's Notice of Intention to Sell (the "ACCEPTANCE PERIOD FOR EQUITY EQUIVALENTS"). Each Eligible Stockholder shall also have the option, exercisable by so specifying in such written notice, to purchase on a pro rata basis similar to that described above, any remaining Equity Equivalents not purchased by other Eligible Stockholders, in which case the Eligible


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Stockholders exercising such further option shall be deemed to have elected to purchase such remaining Equity Equivalents on such pro rata basis, up to the aggregate number of Equity Equivalents which such Eligible Stockholder shall have specified until either (A) no Eligible Stockholder shall have elected to purchase any further amount of the Equity Equivalents which are the subject of the Company's Notice of Intention to Sell or (B) all the Equity Equivalents which are the subject of the Company's Notice of Intention to Sell shall have been subscribed for by the Eligible Stockholder(s). The Company shall promptly notify each electing Eligible Stockholder in writing of each notice of election received from other Eligible Stockholders pursuant to this paragraph 2 (a).

            (b) If effective acceptances shall not be received pursuant to paragraph 2(a) above in respect of all the Equity Equivalents which are the subject of the Company's Notice of Intention to Sell, then the Company may, at its election, during a period of 120 days following the expiration of the Acceptance Period for Equity Equivalents, sell and issue the remaining Equity Equivalents to another Person at a price and upon terms not more favorable to such Person than those stated in the Company's Notice of Intention to Sell. In the event the Company has not sold the Equity Equivalents, or entered into an agreement to sell the Equity Equivalents, within such 120 day period, the Company shall not thereafter issue or sell any Equity Equivalents without first offering such securities to each Eligible Stockholder in the manner provided in
Section 2(a) hereof.

            (c) If an Eligible Stockholder gives the Company notice, pursuant to the provisions of this Section 2, that such Eligible Stockholder desires to purchase any of the Equity Equivalents, payment therefor shall be by check or wire transfer, against delivery of the securities at the executive offices of the Company within 15 Business Days after giving the Company such notice, or, if later, the closing date for the sale of such Equity Equivalents. In the event that any such proposed issuance is for a consideration other than cash, such Eligible Stockholder will be entitled to pay cash for each share or other unit, in lieu of such other consideration, in the amount determined in good faith by the Board of Directors of the Company to constitute the fair value of such consideration other than cash to be paid per share or other unit.

            (d) The preemptive rights contained in this Section 2 shall not apply to (i) Common Stock issued (A) as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (B) pursuant to a Qualified Public Offering, (C) upon the conversion of any equity security or debt security of the Company issued on or prior to the date hereof, or (D) the exercise of any option, warrant or other right to subscribe for, purchase or otherwise acquire either Common Stock or any equity security or debt security convertible into Common Stock, issued prior to the date hereof, and
(ii) (A) the issuance by the Company of up to 375,000 shares of Common Stock reserved or to be reserved for issuance upon the exercise of stock options ("OPTIONS"), granted or to be granted exclusively to employees, officers, directors or consultants of the Company or its Subsidiaries and/or Affiliates pursuant to the Company's employee stock option plan(s) now in existence or, with the consent of the Preferred Stockholders, to be established in the future or (B) the grant of the stock options referred to in clause (ii)(A) of this paragraph (d). Failure by an Eligible Stockholder to exercise


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his, her or its option to purchase with respect to one offering, sale and issuance of Equity Equivalents shall not affect his, her or its option to purchase Equity Equivalents in any subsequent offering, sale and purchase.

            (e) Notwithstanding any provision in this Agreement to the contrary, unless the Preferred Stockholders otherwise agree, the Company shall not issue or sell any shares of capital stock or securities or rights exercisable for, convertible into or exchangeable for capital stock of the Company (other than (i) pursuant to a Qualified Public Offering, (ii) the Options and any shares of Common Stock issued upon the exercise of the Options to any Person who at the time of such issuance or sale is not a party to this Agreement, (iii) any other shares of Common Stock issued pursuant to paragraph 2(d)) unless such Person agrees in writing to be bound by all of the provisions of this Agreement as if such Person were an Other Stockholder.

      SECTION 2A. RIGHT TO SUBSCRIBE IN CONNECTION WITH A QUALIFIED PUBLIC OFFERING.

            (a) Subject to the terms hereof, in the event of a Qualified Public Offering, the Company shall offer to sell to each of the Institutional Investors an aggregate of five percent (5%) of the firm shares of Equity Equivalents being offered by the Company in the Qualified Public Offering (the "DIRECTED SHARE PROGRAM"). The Institutional Investors shall be entitled to purchase their Ratable Portion (as defined below) of the Equity Equivalents in the Directed Share Program on the same terms and conditions, and at the same offering terms as are offered to the public in connection with the Qualified Public Offering. "RATABLE PORTION" shall mean, as to each Institutional Investor, an amount equal to the product of (i) the amount of Equity Equivalents in the Directed Share Program, multiplied by (ii) a fraction, the numerator of which is equal to the aggregate amount of shares of Common Stock held by the Institutional Investor in question (assuming full conversion and exercise of all convertible or exercisable Equity Equivalents (which are convertible into or exercisable for shares of Common Stock) held by such Institutional Investor), and the denominator of which is equal to the aggregate amount of shares of Common Stock held by all of the Institutional Investors (assuming full conversion and exercise of all convertible or exercisable Equity Equivalents (which are convertible into or exercisable for shares of Common Stock) held by all Institutional Investors).

            (b) The Company shall give written notice of the proposed issuance of such Equity Equivalents in the Qualified Public Offering to each Institutional Investor at least twenty (20) business days prior to such Qualified Public Offering. Such notice shall contain the terms and conditions of the issuance of such Equity Equivalents. Each Institutional Investor may elect to exercise all or any lesser portion of its rights under this Section 2A to purchase such Equity Equivalents by providing the Company with written notice within ten (10) business days from its receipt of the Company's notice. Upon the expiration of such ten (10) business day period, the Company shall, in writing, promptly inform each Institutional Investor that elects to purchase its entire Ratable Portion (each, a "FULLY ELECTING STOCKHOLDER") of any other Institutional Investor's failure to do likewise. Each Fully Electing Stockholder shall have a right of over allotment such that, if any other Institutional Investor fails to purchase its entire Ratable Portion, all Fully Electing Stockholders may, before the date which is two (2) business days prior to the


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Qualified Public Offering, exercise an additional right to purchase, on a pro rata basis based upon their relative Ratable Portions, the Equity Equivalents not previously purchased by those Institutional Investors who did not elect to purchase their entire Ratable Portions. Each Institutional Investor shall be entitled to apportion the allocation of Equity Equivalents it is entitled to purchase pursuant to this Section 2A among its partners, managing directors and affiliates, provided that such Institutional Investor notifies the Company of such allocation. The provisions of this Section 2A may be amended, modified or eliminated in order to comply with applicable laws or if the lead underwriter deems such amendment, modification or elimination necessary in its reasonable judgment in order to ensure the success of the Qualified Public Offering. If the lead underwriter so deems, it shall provide the Company and the Institutional Investors with a written explanation as to why in its reasonable judgment such an amendment, modification or elimination is necessary, and such written explanation must be received by the Company and the Institutional Investors at least three (3) business days before the Qualified Public Offering.

      SECTION 3. TRANSFER OF SHARES. No Stockholder (other than a Preferred Stockholder) shall effect a Disposition of any of his, her or its Shares, except to a Permitted Transferee or as provided in this Agreement. Any purported Disposition in violation of this Agreement shall be null and void ab initio, and the Company shall not recognize any such Disposition or accord to any such purported transferee any rights as a Stockholder.

      SECTION 4. RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE.

            (a) If any Stockholder shall desire at any time to effect the Disposition of any of his, her or its Shares (the "Offered Shares") and shall receive a purchase offer therefor or the terms of a potential purchase offer therefor from a Bona Fide Purchaser (such offers being hereinafter referred to as a "Purchase Offer"), then such selling Stockholder ("SELLING STOCKHOLDER") shall promptly notify the Company and each Institutional Investor of the terms and conditions of such Purchase Offer; provided, however, that this Section 4 shall not apply to any Disposition by a Stockholder to such Stockholder's Permitted Transferees or by any Preferred Stockholder to any Person.

            (b) Upon receipt of such notice of the Purchase Offer, each Institutional Investor (other than Colt, if Colt is the Selling Stockholder) shall have the right to elect to purchase, at the price and on the terms stated in such notice, a number of the Offered Shares subject to the Purchase Offer equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of Shares (calculated on a fully diluted basis) at the time owned by such Institutional Investor and the denominator of which is the aggregate number of Shares (calculated on a fully diluted basis) owned by all Institutional Investors. Such election is to be made by written notice ("NOTICE OF ELECTION") to the Selling Stockholder, to each other Institutional Investor and to the Company within 15 days after receipt by such Institutional Investor of the notice of a Purchase Offer (the "ACCEPTANCE PERIOD"). Each Institutional Investor who elects to exercise his, her or its rights under this Section 4 ("ELECTING STOCKHOLDER") shall also have the option, exercisable by so specifying in the Notice of Election, to purchase on a pro


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rata basis similar to that described above any remaining Offered Shares covered by the Purchase Offer not purchased by other Institutional Investors, in which case the Institutional Investors exercising such further option shall be deemed to have elected to purchase such remaining Offered Shares on such pro rata basis, up to the aggregate number of Shares which such Electing Stockholder shall have specified.

            (c) If effective acceptances shall not have been received pursuant to paragraph 4(b) above in respect of all of the Offered Shares subject to the Purchase Offer, then the Selling Stockholder may, at his, her or its election, either (i) sell to the Electing Stockholders pursuant to their elections and sell any remaining Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser, or (ii) rescind the notice of the Purchase Offer, which rescission shall be effected by notice in writing delivered to each Institutional Investor that shall have elected to purchase and to the Company within 10 days after expiration of the Acceptance Period, and keep all, but not less than all, of the Offered Shares subject to the Purchase Offer. In the event that the Selling Stockholder elects to sell any Offered Shares pursuant to the Purchase Offer, pursuant to clause (i) of this Section 4(c), the Bona Fide Purchaser and the Electing Stockholders must purchase such Offered Shares no more than 30 days after the end of the Acceptance Period strictly in accordance with the terms and conditions of the Purchase Offer; provided, however, that, in the event that the Selling Stockholder shall so elect to sell Offered Shares to the Bona Fide Purchaser, the prospective Bona Fide Purchaser, as a condition precedent to the purchase of the Offered Shares, or any part thereof, shall subscribe to this Agreement and agree to be bound by all of the terms and conditions hereof. In the event that the Selling Stockholder shall so elect to sell Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser and Electing Stockholders pursuant to clause (i) of this Section 4(c), the Selling Stockholder shall so notify in writing each Institutional Investor who is not an Electing Stockholder (the "OUTSIDE SALE NOTICE") and no such sale shall be made unless and until each such Institutional Investor (the "ELIGIBLE CO-SALE STOCKHOLDER") shall have been afforded the right (the "CO-SALE RIGHT"), exercisable upon written notice to the Company and the Selling Stockholder within 30 days after receipt of the Outside Sale Notice, to participate in the sale of Shares at the same time and on the same terms and conditions under which the Selling Stockholder will sell the Selling Stockholder's Offered Shares. Each such Eligible Co-Sale Stockholder may sell all or any part of that number of Shares held by such Eligible Co-Sale Stockholder equal to the product obtained by multiplying (x) the aggregate number of Offered Shares covered by the Purchase Offer by (y) a fraction the numerator of which is the number of Shares (calculated on a fully diluted basis) at the time owned by such Eligible Co-Sale Stockholder and the denominator of which is the aggregate number of Shares (calculated on a fully diluted basis) owned by all Eligible Co-Sale Stockholders exercising their Co-Sale Right plus the number of Shares (calculated on a fully diluted basis) then owned by the Selling Stockholder. To the extent that Eligible Co-Sale Stockholders participate in the subject sale of Offered Shares hereunder, the Selling Stockholder shall be required to reduce the number of its Shares included in the Offered Shares.

            (d) If the Company so requests, each Eligible Co-Sale Stockholder receiving an Outside Sale Notice in accordance with Section 4(c) and exercising his, her or its Co-Sale Right shall deliver to the Company, as agent for such Eligible Co-Sale Stockholder, for transfer to the Bona Fide Purchaser one or more certificates, properly endorsed for transfer, which


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represent the number of Shares of which such Eligible Co-Sale Stockholder elects to Dispose pursuant to this Section 4. No Disposition of such Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Purchase Offer unless the Selling Stockholder re-offers the Offered Shares subject to the Purchase Offer to the Stockholders in accordance with this Section 4.

            (e) The stock certificate or certificates delivered by the Eligible Co-Sale Stockholders to the Company pursuant to Section 4(d) shall be transferred by the Company to the Bona Fide Purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in
Section 4(a) and the Company shall promptly thereafter remit to each Eligible Co-Sale Stockholder that portion of the Disposition proceeds to which such Eligible Co-Sale Stockholder is entitled by reason of his, her or its participation in such Disposition.

            (f) In the event that a Selling Stockholder shall not have Disposed of all of his, her or its Offered Shares subject to a Purchase Offer within 120 days after the date of the notice given pursuant to Section 4(a), such Selling Stockholder shall not thereafter Dispose of any Shares pursuant to the Purchase Offer or otherwise without first reoffering such Shares to each Institutional Investor in the manner set forth in Section 4 hereof.

            (g) Notwithstanding anything contained in this Section 4 or any notice given hereunder, the provisions of this Section 4 shall be suspended immediately upon the occurrence of any event within the scope of Section 5.

      SECTION 5. RIGHT OF BRING-ALONG.

            (a) If the Preferred Stockholders (the "SELLING PREFERRED STOCKHOLDERS") propose to Dispose of all (but not less than all) of the Shares owned by them to a Bona Fide Purchaser, other than any transfers by such Preferred Stockholders to such Preferred Stockholders' respective Permitted Transferees, then, notwithstanding anything in this Agreement to the contrary, the Selling Preferred Stockholders may require Colt and the Other Stockholders (the "NON-SELLING HOLDERS") to Dispose of their Shares (the "BRING-ALONG RIGHT") to such Bona Fide Purchaser for the same consideration such Non-Selling Holders would have received if the Company had been sold and liquidated in accordance with the provisions of the Articles of Incorporation and otherwise on the same terms and conditions upon which the Selling Preferred Stockholders effect the Disposition of their Shares.

            (b) In the event that the Selling Preferred Stockholders desire to exercise their rights pursuant to Section 5(a), the Selling Preferred Stockholders shall deliver to the Company and the Non-Selling Holders written notice ("SALE NOTICE") setting forth the consideration per share to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition. Within fifteen (15) days following the date of such notice, each of the Non-Selling Holders shall deliver to the Selling Preferred Stockholders (i) a stock certificate or certificates evidencing such Non-Selling Holder's Shares, together with an appropriate assignment separate from certificate duly executed in a proper form to effect


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the Disposition of such Shares from the Non-Selling Holders to the Bona Fide
Purchaser on the books and records of the Company, and (ii) a limited power-of-attorney authorizing one of the Selling Preferred Stockholders to effect the Disposition of such Shares pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by the Selling Preferred Stockholders, provided, that all of the Non-Selling Holder's Shares are disposed of for the same consideration per share (subject to appropriate adjustment to reflect any differences in the rights and preferences of Shares of different classes or series) and otherwise on the same terms and conditions upon which the Selling Preferred Stockholders effect the Disposition of their Shares. In the event that any Non-Selling Holder shall fail to deliver such stock certificate(s), assignment separate from certificate and limited power-of-attorney to the Selling Preferred Stockholders, the Company shall cause a notation to be made on its books and records to reflect that the Shares of such Non-Selling Holder are bound by the provisions of this Section 5 and that the Disposition of such Shares may be effected without such Non-Selling Holder's consent or surrender of its Shares.

            In addition, in the event the Selling Preferred Stockholders exercise their rights under Section 5(a), the Non-Selling Holders shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to their Shares as are set forth in Section 5(e) hereof and representations and warranties with respect to all other matters as are reasonably requested by the Bona Fide Purchaser, provided that the Non-Selling Holders will only be required to provide representations and warranties on the same basis and subject to the same qualifications as the Selling Preferred Stockholders and will only be required to indemnify the Bona Fide Purchaser against breaches of such representations and warranties up to an aggregate dollar amount not to exceed their respective consideration received other than with respect to representations and warranties regarding ownership of stock and authority to consummate the transaction in question.

            (c) Promptly (but in no event later than the day of receipt) after the consummation of the Disposition of Shares pursuant to this Section 5, the Selling Preferred Stockholders shall (i) deliver notice thereof to the Non-Selling Holders, (ii) remit to the Non-Selling Holders the total sales price of their respective Shares Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by the Non-Selling Holders.

            (d) If, within ninety (90) days after the Selling Preferred Stockholders' delivery of the Sale Notice required pursuant to Section 5(b), the Selling Preferred Stockholders have not completed the Disposition of their Shares and that of the Non-Selling Holders in accordance herewith, the Selling Preferred Stockholders shall return to the Non-Selling Holders (i) the stock certificates and assignments of certificates with respect to the Non-Selling Holders' Shares which the Non-Selling Holder delivered pursuant to this Section 5 and (ii) the related limited power-of-attorney delivered pursuant to this
Section 5. Upon the Non-Selling Holder's receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Shares owned by the Stockholders shall again be in effect.

            (e) All sales of Shares to be made pursuant to this Section 5 shall be subject to the following terms:

                  (i) the Disposing Stockholder shall deliver to the Bona Fide Purchaser the certificates evidencing the Shares being sold, free and clear of Encumbrances, together with duly executed stock transfer powers in favor of the Bona Fide Purchaser or its nominees and such other documents, including evidence of ownership and authority, as the Bona Fide Purchaser may reasonably request;

                  (ii) except as otherwise specifically set forth herein, the Disposing Stockholder shall not be required to make any representations or warranties to any Person in connection with such sale, except as to (A) good title to the Shares being sold, (B) the absence of Encumbrances with respect to the Shares being sold, (C) its valid existence and good standing (if applicable), (D) the authority for, and validity and binding effect of (as against such Disposing Stockholder), any agreement entered into by such Disposing Stockholder in connection with such sale, (E) the fact that Disposing Stockholder's sale will not conflict with or result in a breach of or constitute a default under, or violation of, its governing documents or any indenture, lease, loan or other agreement or instrument by which it is bound or affected,
(F) all required material consents to Disposing Stockholder's sale and material governmental approvals having been obtained (excluding any securities laws), and
(G) the fact that no broker's commission is payable by the Disposing Stockholder as a result of Disposing Stockholder's conduct in connection with the sale; and

                  (iii) the Disposing Stockholder shall not be required to provide any indemnities in connection with such sale except for breach of the representations and warranties specifically required by the terms of this Agreement.

      SECTION 6.  TAG-ALONG RIGHTS.

            (a) In the event that a Preferred Stockholder (a "TAG SELLER") proposes to Dispose (other than in a public sale) of any Shares so that immediately following such Disposition, such Tag Seller would own less than 50% of the Shares (the "TAG SHARES") held by such Tag Seller immediately following the consummation of the transactions contemplated in the Purchase Agreement, in a transaction or series of related transactions pursuant to terms of a purchase offer therefor from a Bona Fide Purchaser (the "TAG OFFER"), other than transfers by such Preferred Stockholder to such Preferred Stockholder's Permitted Transferees (a "TAG SALE"), then, the Tag Seller shall so notify in writing each of Colt and the Other Stockholders (the "TAG NOTICE") and no such sale shall be made unless and until each such Other Stockholder or Colt, as the case may be, (the "TAG ALONG STOCKHOLDER") shall have been afforded the right (the "TAG ALONG RIGHT"), exercisable upon written notice to the Company and the Tag Seller within 30 days after receipt of the Tag Notice, to participate in the sale of Shares at the same time and on the same terms and conditions under which the Tag Seller will sell the Tag Shares. Each such Tag Along Stockholder may sell all or any part of that number of Shares held by such Tag Along Stockholder equal to the product obtained by multiplying (x) the aggregate number of Tag Shares covered by the Tag Offer by (y) a fraction the numerator of which is the number of

Shares (calculated on a fully diluted basis) at the time owned by such Tag Along Stockholder and the denominator of which is the aggregate number of Shares (calculated on a fully diluted basis) owned by all Tag Along Stockholders exercising their Tag Along Right plus the number of Shares (calculated on a fully diluted basis) then owned by the Tag Seller. To the extent that Tag Along Stockholders participate in the subject sale of Offered Shares hereunder, the Tag Seller shall be required to reduce the number of its Shares included in the Tag Shares. Notwithstanding anything to the contrary contained herein, Colt shall be entitled to exercise its Tag-Along Right on any Disposition of Shares by a Preferred Stockholder, other than transfer by a Preferred Stockholder to such Preferred Stockholder's Permitted Transferees.

            (b) If the Company so requests, each Tag Along Stockholder receiving a Tag Notice in accordance with Section 6(a) and exercising his, her or its Tag Along Right shall deliver to the Company, as agent for such Tag Along Stockholder, for transfer to the Bona Fide Purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares of which such Tag Along Stockholder elects to Dispose pursuant to this Section 6 No Disposition of such Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Tag Offer unless the Tag Seller provides notice to the Tag Along Stockholders in accordance with this Section 6; provided that the proceeds of any such Tag Sale shall be distributed as if such proceeds were liquidated in accordance with the provisions of the Articles of Incorporation.

            (C) The stock certificate or certificates delivered by the Tag Along Stockholders to the Company pursuant to Section 6(b) shall be transferred by the Company to the Bona Fide Purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in Section 6(a) and the Company shall promptly thereafter remit to each Tag Along Stockholder that portion of the Disposition proceeds to which such Tag Along Stockholder is entitled by reason of his, her or its participation in such Disposition.

      SECTION 7. BOARD OF DIRECTORS.

            (a) From and after the date hereof, at any annual or special stockholders' meeting called for such purpose, or by written consent in lieu of a meeting, the Stockholders agree to vote the Shares owned of record or beneficially by them to, except as provided in Section 7(b), maintain an 8 member Board of Directors and to elect (i) to the Board of Directors of the Company (A) 3 nominees designated by the Whitney Funds, and (B) 1 nominee designated by Golub, and (ii) one nominee of the Whitney Funds to each of the Company's audit committee and compensation committee. All such directors shall hold office until their respective successors shall have been elected and shall have qualified. The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access thereto, provided to other members of the Company's Board of Directors and such committees. The reasonable travel expenses incurred by any such director in attending any such meetings shall be reimbursed by the Company to the extent consistent with the Company's then existing policy of reimbursing directors generally for such expenses. Within two months following the date hereof, the Company shall purchase directors' and officers' insurance upon terms and pricing customary for a company of its size and operating in its industry.

            (b) At any time and from time to time, at any annual or special meeting called for such purpose, or by written consent in lieu of a meeting, the Stockholders agree, at the request of the Whitney Funds, to vote the Shares owned of record or beneficially by them to increase the number of members of the Board of Directors to 9 and to elect, in addition to designees of the Whitney Funds and Golub set forth in
Section 7(a), one additional nominee designated by the Whitney Funds.

            (c) In the event that the Whitney Funds or Golub, as the case may be, shall not have a designee serving on the Board of Directors of the Company for any reason, the Company shall give the Whitney Funds or Golub, as the case may be, notice of (in the same manner as notice is given to directors), and permit one Person designated by the Whitney Funds or Golub, as the case may be, to attend as observer, all meetings of the Company's Board of Directors and all executive and other committee meetings of the Board of Directors and shall provide to the Whitney Funds or Golub, as the case may be, the same information concerning the Company, and access thereto, provided to members of the Company's Board of Directors and such committees. The reasonable travel expenses incurred by any such designee of the Whitney Funds or Golub, as the case may be, in attending any board or committee meetings shall be reimbursed by the Company to the extent consistent with the Company's then existing policy of reimbursing directors generally for such expenses.

            (d) At any time and from time to time that the Whitney Funds or Golub (as the case may be) does not have the maximum number of directors serving on the Board of Directors that such Stockholder is entitled to designate pursuant to Section 7(a), the Whitney Funds or Golub (as the case may be) shall be entitled to call a special meeting of the Stockholders for the purpose of electing such Stockholder's designee to the Board of Directors and, if necessary, the removal of any directors. If prior to such special meeting all seats on the Board of Directors are filled, the Whitney Funds and Golub shall mutually select a director to resign. If such director fails to voluntarily resign, all Stockholders agree to vote the Shares owned of record or beneficially by them in favor of such removal.

            (e) The parties hereto will cause the Company's Board of Directors to meet at least once every quarter on as regular a basis as possible, or more frequently to the extent that the directors designated by the Whitney Funds or Golub, or in the event no such directors are then serving on the Board of Directors, an observer designated thereby, reasonably wishes the Board of Directors to meet.

            (f) Any increases in the compensation of any member of management of the Company and the approval of any bonuses payable to any member of management shall be approved by the Board of Directors.

            (g) At the request of the Whitney Funds or Golub, the Company shall use its best efforts to cause the board of directors of any Subsidiary of the Company to be composed of the same nominees designated by such Persons pursuant to paragraph (a) of this Section 7.

      SECTION 8. LEGEND ON STOCK CERTIFICATES. Each certificate of the signatories hereto representing Shares shall bear a legend substantially in the form of the following, until such time as the Shares represented thereby are no longer subject to the provisions hereof:

            "THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF MARCH 16, 2001 AMONG TBM HOLDINGS INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK, AS SUCH AGREEMENT MAY BE AMENDED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF TBM HOLDINGS INC."

      SECTION 9. DURATION OF AGREEMENT. Subject to the immediately succeeding sentence, the rights and obligations of each of the Other Stockholders and Colt under this Agreement shall terminate as to such Stockholder upon the transfer of all Shares owned by such Stockholder in accordance with this Agreement and the rights and obligations of each Preferred Stockholder shall terminate as to such Preferred Stockholder at such time as such Preferred Stockholder owns, of record or beneficially, less than 10% of the total Shares such Preferred Stockholder holds immediately following the consummation of the transactions contemplated in the Purchase Agreement. Upon the consummation of a Qualified Public Offering, the rights and obligations of each Stockholder under this Agreement shall terminate.

      SECTION 10. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants to the other Stockholders as follows:

            (a) The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Stockholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

            (b) This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

            (c) The Shares of such Stockholder listed on Schedule I hereto constitute all the shares of capital stock owned by such Stockholder and, except as set forth in the Transaction Documents, such Stockholder does not have any right or obligation to acquire any additional shares of capital stock of the Company.

            (d) The representations and warranties contained in this Section 10 shall survive the execution and delivery of this Agreement.

      SECTION 11. CALCULATION OF COLT SHARES. For purposes of calculating the ownership percentage of Colt in Sections 2, 2A, 4 and 6, Colt shall only be deemed to own 400,000 shares of Common Stock, as such shares may be adjusted for stock splits, stock combinations or reclassifications and as such shares may be reduced by any subsequent sales or transfers of such shares by Colt. For the avoidance of doubt, all shares held by Colt, including, without limitation, any options to purchase Common Stock, shall be included, on a fully-diluted basis, for any calculation required in such sections that require the inclusion of all issued and outstanding Common Stock.

      SECTION 12. COVENANTS. The Company, TBM Capital and Colt hereby agree to enter into an agreement regarding the fee and payment arrangements for consulting services. Such agreement shall be consistent with the terms set forth in that certain Letter of Intent, dated as of February 26, 2001. The form and substance of such agreement shall be satisfactory to the Preferred Stockholders in their reasonable discretion. For the avoidance of doubt, any obligation of the Company to pay any fees, directly or indirectly, to any of TBM Capital (except as provided in the preceding sentence) or Colt, shall be terminated including, without limitation, the 1% transaction fee. Any and all accrued but unpaid fees payable to Colt or any affiliated entities shall be canceled.

      SECTION 13. SUBORDINATION OF CERTAIN REGISTRATION RIGHTS. The Company and TBM Consulting agree to cause each holder of warrants or options to purchase capital stock of the Company set forth on Section 4.16 of the Disclosure Schedule (other than Steven Glass, Seymour Zises, Marshall Kiev and VIP) (the "WARRANT HOLDERS") to amend the provisions of such holders warrants that provides for registration rights so that such holder's registration rights will be subordinate, in all respects, to the rights granted to the Purchasers as set forth in the Registration Rights Agreement. In the event that the Company is unable to cause each of the Warrant Holders to execute such an amendment within 15 business days from the date hereof, the Company and TBM Consulting agree that for each day beyond such 15 business day period that the Company and TBM Consulting has failed to deliver all of such amendments, TBM Consulting shall forfeit its right to receive $1,400 per day owed to it by the Company pursuant to that certain consulting services arrangement.

      SECTION 14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

      SECTION 15. JURISDICTION.

            (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT THE SHARES, OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT THE SUCH COURTS ARE AN INCONVENIENT

ORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 14 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

            (b) EACH OF THE COMPANY AND THE STOCKHOLDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE SHARES, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE COMPANY AND THE OTHER STOCKHOLDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE COMPANY AND THE OTHER STOCKHOLDERS (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER OF THE WHITNEY FUNDS OR GOLUB HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE WHITNEY FUNDS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT BOTH OF THE WHITNEY FUNDS AND GOLUB HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

      SECTION 16. BENEFITS OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs. Any purported issuance of Equity Equivalents by the Company, or Disposition of the Shares, in violation of the provisions of this Agreement shall be null and void ab initio.

      SECTION 17. NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

            (a)   if to the Company:

                  TBM Holdings Inc.
                  136 Main Street
                  Westport, CT
                  Telecopier:  (203) 227-1050
                  Attention:  William A. Schwartz
                  with a copy to:

                  Levett Rockwood P.C.
                  33 Riverside Avenue
                  Westport, Connecticut  06880
                  Telecopier:  (203) 226-8025
                  Attention:  Cheryl L. Johnson, Esq.
                              Peter H. Struzzi, Esq.


            (b)   if to the Whitney Funds:

                  Whitney III, L.P.
                  177 Broad Street
                  Stamford, Connecticut 06901
                  Telecopier No.:  (203) 975-1422
                  Attention: Mr. David A. Scherl
                             Mr. Michael C. Salvator

            (c)   if to Golub:

                  Golub Associates Incorporated
                  555 Madison Avenue, 30th Floor
                  New York, New York 10022
                  Telecopier:  (212) 750-5505
                  Attention:  Mr. Lawrence E. Golub

                  with a copy to:

                  Kirkland & Ellis
                  153 East 53rd Street, 39th Floor
                  New York, NY  10022
                  Telecopier No.:  (212) 446-4900
                  Attention:  Mr. Frederick Tanne, Esq.
                              Mr. Joshua N. Korff, Esq.

            (d)   if to TBM Capital:

                  TBM Capital II, LLC
                  4004 Ben Franklin Blvd.
                  Durham, North Carolina  27704
                  Telecopier:  (919) 471-5135
                  Attention:  William A. Schwartz

                  with a copy to:

                  Levett Rockwood P.C.
                  33 Riverside Avenue
                  Westport, Connecticut  06880
                  Telecopier:  (203) 226-8025
                  Attention:  Cheryl L. Johnson, Esq.

            (e)   if to Colt:

                  Colt Capital LLC
                  136 Main Street
                  Westport, Connecticut 06880
                  Telecopier:  (203) 227-5312
                  Attention:  Daniel A. Levinson


                  with a copy to:

                  Levett Rockwood P.C.
                  33 Riverside Avenue
                  Westport, Connecticut  06880
                  Telecopier:  (203) 226-8025
                  Attention:  Cheryl L. Johnson, Esq.

or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Stockholder agrees, at all times, to provide the Company with an address for notices hereunder.

            All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days (as defined in the Purchase Agreement) after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

      SECTION 18. MODIFICATION. Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought or by the agreement of all of the Stockholders, subject to this Agreement; provided, however, that no modification or amendment shall be effective to reduce the percentage of the Shares the consent of the holders of which is required under this Section 15.

      SECTION 19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the undersigned with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such subject matter.

      SECTION 20. SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      SECTION 21. SEVERABILITY. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                 TBM HOLDINGS INC.

                                 By: /s/ William A. Schwartz
                                    ------------------------------------
                                     Name:
                                     Title:


                                 J.H. WHITNEY IV, L.P.

                                 By: J.H. Whitney Equity Partners IV, L.L.C.,
                                     Its General Partner

                                 By: /s/ William F. Dawson
                                    ------------------------------------
                                     Name:
                                     Managing Member


                                 J.H. WHITNEY III, L.P.

                                 By: J.H. Whitney Equity Partners III, L.L.C.,
                                      Its General Partner

                                 By: /s/ William F. Dawson
                                    ------------------------------------
                                     Name:
                                     Managing Member


                                 WHITNEY STRATEGIC PARTNERS III, L.P.

                                 By: J.H. Whitney Equity Partners III, L.L.C.,
                                     Its General Partner

                                 By: /s/ William F. Dawson
                                    ------------------------------------
                                     Name:
                                     Managing Member


                                 LEG PARTNERS III SBIC, L.P.

                                 By: Golub PS-GP, LLC,
                                     its General Partner

                                 By: /s/ Lawrence E. Golub
                                    ------------------------------------
                                     Lawrence E. Golub, President

                                 LEG PARTNERS DEBENTURE SBIC, L.P.

                                 By: Golub PS-GP, LLC,
                                     its General Partner

                                     /s/Lawrence E. Golub
                                 By: ____________________________________
                                     Lawrence E. Golub, President


                                 COLT CAPITAL LLC

                                 By:   Colt Services, Inc.
                                       its Manager

                                     /s/Daniel A Levinson
                                 By: ____________________________________
                                       Name:  Daniel A. Levinson
                                       Title:  President


                                 TBM CAPITAL II, LLC

                                      /s/William A. Schwartz
                                 By: ____________________________________
                                       Name:
                                       Title:


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                                 LEG PARTNERS, L.P.

                                 By:   LEG GP, L.P.,
                                       its General Partner

                                 By:   Golub GP Corporation,
                                       its General Partner


                                 By:   /s/ Lawrence E. Golub
                                     ____________________________________
                                     Lawrence E. Golub, President


                                 LEG PARTNERS SBIC, L.P.

                                 By:   Golub GP II Corporation,
                                       its General Partner


                                 By:   /s/ Lawrence E. Golub
                                     ____________________________________
                                     Lawrence E. Golub, President


                                 LEG PARTNERS II, L.P.

                                 By:   Golub GP II, L.L.C.,
                                       its General Partner


                                 By:   /s/ Lawrence E. Golub
                                     ____________________________________
                                     Lawrence E. Golub, Manager


                   [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]